Exhibit 10.2

Coliseum Holdings I, LLC

105 Rowayton Avenue

Rowayton, Connecticut 06853

June 12, 2025

Lazydays Holdings, Inc.

4042 Park Oaks Blvd, Suite 350

Tampa, Florida 33610

Attention: Ronald Fleming

Email: rfleming@lazydays.com

Stoel Rives LLP

760 SW Ninth Avenue, Suite 3000

Portland, Oregon 97205

Attention: Brant J. Norquist

Email: brant.norquist@stoel.com

Re:	Waiver of Defaults and Consent

To Whom It May Concern:

Reference is made to that certain Loan Agreement dated as of December 29, 2023, between Coliseum Holdings I, LLC, a Delaware limited liability company (“Lender”), and LD Real Estate, LLC, Lazydays RV of Ohio, LLC and Airstream of Knoxville at Lazydays RV, LLC (individually and collectively as the context may require, “Borrower”), as amended by that certain First Amendment to Loan Agreement, dated as of May 15, 2024 (collectively, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, the “Loan Agreement”). Any term capitalized but not defined in this letter (this “Letter”) shall have the meaning ascribed to it in the Loan Agreement.

WHEREAS, Borrower has provided notice to Lender of the occurrence of certain Defaults or Event of Defaults, more particularly described as the “Specified Defaults” (such defaults, the “Specified Coliseum Defaults”) in that certain Temporary Waiver of Defaults, Agreement to Delay May 1, 2025 Monthly Payment Date and Consent dated as of April 30, 2025 (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, the “Temporary Waiver”);

WHEREAS, Borrower has provided notice to Lender of the occurrence of certain defaults under the M&T Credit Documents, more particularly described as the “Specified Defaults” (such defaults, the “Specified M&T Defaults”) in that certain Limited Waiver and Fourth Amendment to Second Amended and Restated Credit Agreement and Consent, dated as of the date hereof, by and among the M&T Borrowers, the M&T Credit Agreement Administrative Agent and the other parties thereto (the “M&T Fourth Amendment”);

WHEREAS, Borrower has provided notice to Lender of the occurrence of one or more defaults under the First Horizon Loan Documents that may result or have resulted from the Specified Coliseum Defaults or the Specified M&T Defaults (such defaults, the “Specified First Horizon Defaults”);

WHEREAS, LD Real Estate, LLC (“LRE”) has entered into that certain Real Estate Purchase Agreement, dated as of May 20, 2025, with MRV Las Vegas Property, LLC, a Nevada limited liability company, as purchaser, which provides for the sale of the Boulder Hwy Individual Property (the “Boulder Individual Property Sale Agreement”);

WHEREAS, Pubco Guarantor has entered into that certain Letter of Intent to Purchase Lazydays RV of Tulsa, dated June 2, 2025, which provides for the sale by LRE of the Claremore Individual Property (the “Claremore LOI”); and

WHEREAS, Borrower has requested, to induce the M&T Credit Agreement Administrative Agent and the lenders party to the M&T Credit Agreement to enter into the M&T Fourth Amendment, and to enable the sale of the Boulder Hwy Individual Property and the Claremore Individual Property, that Lender execute and deliver this Letter.

NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, Lender hereby agrees as follows:

1.	Waiver of Defaults.

(a) Lender hereby agrees that, notwithstanding anything to the contrary in the Loan Documents (including, without limitation, Sections 4.1.2, 10.1(a)(iii), 10.1(a)(xvi), 10.1(a)(xxiv) or 10.1(a)(xxiv) of the Loan Agreement), but subject to the conditions set forth in this Letter, none of (i) the Specified Coliseum Defaults, the Specified M&T Defaults or the Specified First Horizon Defaults or (ii) any Borrower’s failure (whether now existing or hereafter occurring) to pay Taxes (including Property Taxes) levied or imposed upon it or its properties, income or assets as and when the same shall become due and payable, provided that any such failure does not (x) cause a Material Adverse Effect or (y) a default under the M&T Credit Agreement, shall constitute a Default or Event of Default under the Loan Documents.

2. Consent to Sale Agreements; Waiver of Release Conditions.

(a) Lender hereby consents to the execution and delivery by the LRE of (x) the Boulder Individual Property Sale Agreement and (y) a definitive sale agreement for the Claremore Individual Property providing for a sales price for the Claremore Individual Property of not less than $7,000,000 and otherwise on terms not adverse in any material respect to Lender (the “Claremore Individual Property Sale Agreement” and, together with the Boulder Individual Property Sale Agreement, the “Sale Agreements”), the consummation by LRE of the transactions contemplated by the Sale Agreements and the performance by LRE of its obligations thereunder.

(b) Lender hereby agrees that, in connection with a sale of the Boulder Hwy Individual Property or the Claremore Individual Property, each of the conditions precedent to a Release set forth in Section 2.7 of the Loan Agreement shall automatically be deemed waived by Lender so long as each of the following conditions are satisfied to Lender’s satisfaction:

(i) Borrower shall have delivered to Lender a fully executed copy of the M&T Fourth Amendment;

(ii) Borrower shall have given Lender at least five (5) Business Days’ prior written notice of such Release;

(iii) the Boulder Hwy Individual Property or the Claremore Individual Property, as applicable, shall be sold pursuant to and in accordance with the terms of the applicable Sale Agreement, without any waiver, amendment, supplement, modification or other change thereto that would be adverse to Lender, unless Lender has provided its prior written consent to the same;

(iv) Borrower shall have delivered to Lender a copy of the final closing settlement statement for such Release no later than one (1) Business Day prior to the date of the closing of such Release;

(v) The closing agent at the closing of such Release (which shall be an escrow agent reasonably satisfactory to Lender) shall be irrevocably committed to transferring the Specified Release Amount (defined below) to Lender by wire transfer on the date of the closing of such Release, and all other proceeds of the sale of the applicable Individual Property shall be applied as set forth on Exhibit A attached hereto;

(vi) At the closing of the Release of the Boulder Hwy Individual Property or the Claremore Individual Property, as applicable, Borrower shall make the following payments (collectively, the “Specified Release Amount”):

(A) with respect to the Claremore Individual Property only, a prepayment of principal in an amount equal to $3,654,058.97;

(B) with respect to the Claremore Individual Property only, all accrued and unpaid interest (including any Short Interest) on the principal being prepaid pursuant to subclause (A);

(C) with respect to the Claremore Individual Property only, the appliable portion of the Exit Fee; and

(D) all costs and expenses (including reasonable attorneys’ fees) incurred by Lender in connection with such Release and all other costs, expenses and other amounts incurred by Lender under the Loan Documents as of the date of such Release.

(vii) After giving effect to such Release, the remaining Persons comprising Borrower shall each continue to be a Special Purpose Bankruptcy Remote Entity;

(viii) After giving effect to such Release, the representations and warranties made by Borrower and Guarantor under the Loan Agreement and the other Loan Documents shall be true and correct in all material respects as if remade on and as of the date of such refinance or sale, except for any changes in facts and circumstances that do not result from or otherwise constitute a monetary Default, material non-monetary Default, Event of Default or Material Adverse Effect; and

(ix) Lender and Borrower shall have executed and delivered such documents as Lender determines is necessary or appropriate to effectuate such Release, including, without limitation, a release of the applicable Mortgage and the applicable Assignment of Leases, with Borrower to deliver drafts of such documents to Lender at least five (5) Business Days prior to such Release.

3. Consent to M&T Fourth Amendment. Lender hereby consents to the execution and delivery by the Borrower’s Affiliates of the M&T Fourth Amendment; provided that the effectiveness of the M&T Fourth Amendment is a condition of the effectiveness of the waivers and agreements granted herein. Without limiting the foregoing, Lender hereby agrees with the Borrower Parties to negotiate in good faith an amendment to the Intercreditor Agreement dated as of February 13, 2025 between Lender and the M&T Credit Agreement Administrative Agent to permit Borrower (a) to execute and deliver one or more second-lien mortgages or deeds of trust in favor of the M&T Credit Agreement Administrative Agent with respect to the Hwy 290 Individual Property and (b) to cause the mortgages or deeds of trust granted by the Borrower in favor of the M&T Credit Agreement Administrative Agent to be modified to cross-collateralize and secure the outstanding obligations under the “Floor Plan Credit Facility” (as defined in the M&T Credit Agreement).

4. Miscellaneous.

(a) The waivers set forth above shall be limited precisely as written and relate solely to the matters expressly identified above and, with respect to the Release conditions, the Boulder Hwy Individual Property and the Claremore Individual Property, and, in each case, the related provisions of the Loan Documents in the manner and to the extent described above, and nothing in this Letter shall constitute a waiver of any other Default or Event of Default, known or unknown, or any other conditions under the Loan Documents except as expressly set forth herein.

(b) The consents set forth above shall be limited precisely as written and relate solely to the Sale Agreements and the M&T Fourth Amendment, and nothing in this Letter shall constitute a consent of any other matter except as expressly set forth herein.

(c) Other than expressly set forth herein, the Letter shall not constitute a waiver, granting of a consent, modification, alteration, amendment or release of any of Lender’s various rights, powers or remedies against Borrower or Guarantor pursuant to the Loan Documents or applicable law, nor is anything contained in this Letter is intended to modify any of the terms of the Loan Documents, including the Guaranty, all of which remain in full force and effect in accordance with their respective terms.

(d) This Letter shall not constitute a course of dealing obligating Lender to provide any additional or other accommodations, financial or otherwise, to Borrower or Guarantor or any other party to any Loan Document at any time, or, except as expressly provided in Section 3, constitute a commitment or any agreement to make a commitment with respect to any possible waiver, amendment, consent or other modification of the terms provided in the Loan Documents.

(e) It is expressly acknowledged and agreed that, except as expressly set forth herein, nothing herein or in any previous or subsequent communications between Lender and Borrower, and their respective agents, attorneys and representatives, prevents Lender from exercising any right or remedy under any of the Loan Documents with respect to any Default or Event of Default thereunder, all of the rights, remedies or options in law or equity of Lender under the Loan Documents, including the Guaranty, being hereby expressly reserved by Lender. Any agreement by Lender, including any agreement to forbear, modify the Loan Documents, including the Guaranty, or waive any rights or remedies, must be in writing and signed by an authorized representative of Lender; no oral or implied agreement of any kind will be recognized or enforceable.

(f) This Letter shall be governed, construed, applied and enforced in accordance with the laws of the state of New York and the applicable laws of the United States of America.

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Sincerely,

LENDER:

COLISEUM HOLDINGS I, LLC, a Delaware limited liability company

By:	/s/ Christopher Shackelton
Name:	Christopher Shackelton
Title:	Authorized Signatory

aCKNOWLEDGED AND aGREED:

BORROWER:

LD REAL ESTATE, LLC, a Delaware limited liability company

By:	LDRV Holdings Corp., its Manager

By:	/s/ Ronald K. Fleming
Name:	Ronald K. Fleming
Title:	Interim Chief Executive Officer

LAZYDAYS RV OF OHIO, LLC, a Delaware limited liability company

By:	LDRV Holdings Corp., its Manager

By:	/s/ Ronald K. Fleming
Name:	Ronald K. Fleming
Title:	Interim Chief Executive Officer

AIRSTREAM OF KNOXVILLE AT LAZYDAYS RV, LLC, a Delaware limited liability company

By:	LDRV Holdings Corp., its Manager

By:	/s/ Ronald K. Fleming
Name:	Ronald K. Fleming
Title:	Interim Chief Executive Officer

EXHIBIT A

As provided in Section 6 of the M&T Fourth Amendment.